As filed with the Securities and Exchange Commission on August 10, 2023

Registration No. 333--_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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Saga Communications, Inc.

(Exact name of registrant as specified in its charter)

Florida	38-3042953
(State or other jurisdiction of of incorporation or organization)	(I.R.S. Employer Identification No.)

73 Kercheval Avenue, Grosse Pointe Farms, MI 48236

(Address of Principal Executive Offices) (Zip Code)

Saga Communications, Inc. 2023 Incentive Compensation Plan

(Full title of the plan)

Samuel D. Bush Senior Vice President, Chief Financial Officer, and Treasurer Saga Communications, Inc. 73 Kercheval Avenue Grosse Pointe Farms, MI 48236 (313) 886-7070	Copies to: Bradley J. Wyatt Dickinson Wright PLLC 350 S. Main St., Suite 300 Ann Arbor, MI 48104 (734) 623-1905
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this registration statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

Saga Communications, Inc. (the “Registrant”) incorporates by reference in this registration statement the following documents previously filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.            The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 16, 2023 (File No. 001-11588).

2.            All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in paragraph 1 above (other than portions of these documents not deemed to be filed).

3.            The description of the Registrant’s common stock contained in the Registrant’s registration statements filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents or reports.

Any statements contained in this registration statement, or in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed amendment to this registration statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement, except as to any specific sections of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 and/or Item 7.01 of a Current Report on Form 8-K and any corresponding exhibits thereto be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4.            Description of Securities.

Not Applicable.

Item 5.            Interests of Named Experts and Counsel.

Not Applicable.

Item 6.            Indemnification of Directors and Officers.

Indemnification

The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

For purposes of the indemnification provisions of the FBCA, “director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or another enterprise or entity and the terms include, unless the context otherwise requires, the estate, heirs, executors, administrators, and personal representatives of a director or officer.

Article 13 of the Registrant’s Articles of Incorporation provides that it shall indemnify and hold harmless to the full extent permitted under the laws of the State of Florida any past or present director, officer, employee or agent of the Registrant for all expenses and liabilities resulting from the fact such person is or was a director, officer, employee, or agent of the Registrant.

Article 7 of the Registrant’s Bylaws provides that it shall indemnify and hold harmless each person who at any time is, or shall have been, a director or officer of the Registrant to the full extent permitted under, and in accordance with the procedures and limitations set forth in, the FBCA, as the same exists and may subsequently be amended.

Insurance

Section 607.0857 of the FBCA permits the Registrant to purchase and maintain insurance on behalf of its directors and officers against liability arising out of their positions with the Registrant (or positions held with another entity at the request of the Registrant), whether or not the liabilities would be within the indemnification provisions described above.

Pursuant to the Registrant’s Bylaws, the Registrant must purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant, provided that such insurance is available on acceptable terms.

Under an insurance policy maintained by the Registrant, its directors and officers are insured within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of specified claims, actions, suits or proceedings, and specified liabilities which might be imposed as a result of claims, actions, suits or proceedings, which may be brought against them by reason of being or having been directors and officers of the Registrant.

Limitation of Director Liability

Section 607.0831 of the FBCA limits the liability of directors for monetary damages to the corporation for any action or failure to take action as a director, unless (1)  the director failed to perform his or her duties or (2) the directors breach or failure to perform such duties (i) violated criminal law, except for when the director had reasonable belief such conduct was unlawful; (ii) constituted a circumstance under which the transaction at issue is one from which the director directly or indirectly derived a personal benefit; (iii) constituted a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, the director showed conscious disregard for the best interest of the corporation, or willful or intentional misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, the director was recklessness or committed an act or omission in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Pursuant to the Registrant’s Articles of Incorporation, a director is not personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation of liability is not permitted under the FBCA.

Item 7.            Exemption from Registration Claimed.

Not Applicable

Item 8.            Exhibits.

The following exhibits are filed with this registration statement:

Exhibit Number	Exhibit

4.1	Articles of Incorporation of Saga Communications Reincorporation, Inc., a Florida corporation, filed as an Exhibit 3.1 of its Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 16, 2023 and incorporated herein by reference.
4.2	Bylaws of Saga Communications, Inc., a Florida corporation, filed as Exhibit 3.2 of its Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 16, 2023 and incorporated herein by reference.
5.1*	Opinion of Dickinson Wright PLLC
23.1*	Consent of UHY LLP
23.2*	Consent of Dickinson Wright PLLC (included in exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Saga Communications, Inc. 2023 Incentive Compensation Plan
107*	Calculation of Filing Fee Tables

* Filed herewith.

Item 9.            Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grosse Pointe Farms, State of Michigan on August 10, 2023.

Saga Communications, Inc.

By	/s/ Samuel D. Bush
Samuel D. Bush, Senior Vice President, Chief Financial Officer, and Treasurer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Samuel D. Bush and Catherine A. Bobinski, and each of them singly, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments, including post-effective amendments to this registration statement, and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2023.

/s/ Warren S. Lada	/s/ Christopher S. Forgy
Warren S. Lada, Chairman of the Board of Directors	Christopher S. Forgy, Director (principal executive officer)

/s/ Clarke R. Brown, Jr.	/s/ Timothy J. Clarke
Clarke R. Brown, Jr., Director	Timothy J. Clarke, Director

/s/ Roy F. Coppedge	/s/ Marcia K. Lobaito
Roy F. Coppedge III, Director	Marcia K. Lobaito, Director

/s/ Gary G. Stevens	/s/ Michael W. Schechter
Gary G. Stevens, Director	Michael W. Schechter, Director

/s/ Samuel D. Bush	/s/ Catherine A. Bobinski
Samuel D. Bush, Senior Vice President, Chief Financial Officer, and Treasurer (principal financial officer)	Catherine A. Bobinski, Senior Vice President, Chief Accounting Officer and Corporate Controller (principal accounting officer)

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Articles of Incorporation of Saga Communications Reincorporation, Inc., a Florida corporation, filed as an Exhibit 3.1 of its Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 16, 2023 and incorporated herein by reference.
4.2	Bylaws of Saga Communications, Inc., a Florida corporation, filed as Exhibit 3.2 of its Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 16, 2023 and incorporated herein by reference.
5.1*	Opinion of Dickinson Wright PLLC
23.1*	Consent of UHY LLP
23.2*	Consent of Dickinson Wright PLLC (included in exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Saga Communications, Inc. 2023 Incentive Compensation Plan
107*	Calculation of Filing Fee Tables

* Filed herewith.